As filed with the Securities and Exchange Commission on February 21, 2019
811-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________________________________________________________

 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
__________________________________________________________________________

Name:
CIM Real Assets & Credit Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):
4700 Wilshire Boulevard
Los Angeles, California 90010

Telephone Number (including area code):
(323) 860-7421
Name and address of agent for service of process:

David Thompson
4700 Wilshire Boulevard
Los Angeles, California 90010

With copies to:
Cynthia M. Krus, Esq.
Cynthia R. Beyea, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street NW Suite 700
Washington, DC 20001
(202) 383-0100
__________________________________________________________________________

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes ☒ No ☐

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Los Angeles and the State of California on the 21st day of February, 2019.

CIM Real Assets & Credit Fund

		By:	/s/ David Thompson
		Name:	David Thompson
		Title:	Chief Executive Officer and Trustee

Attest:	/s/ Michael J. Komenda
Michael J. Komenda
Secretary